[Hunton & Williams Letterhead]

                                                              November 22, 1996

Humphrey Hospitality Trust, Inc.
12301 Old Columbia Pike
Silver Spring, Maryland  20904

                        Humphrey Hospitality Trust, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to Humphrey Hospitality Trust, Inc., a Virginia corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on November 12, 1996 (No. 333-15897), with respect to the offering and sale (the "Offering") of 1,000,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), and the Com-pany's contribution of the net proceeds of the Offering to Humphrey Hospitality Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), in exchange for an additional limited partnership interest in the Operating Partnership. The Company currently owns a 78.91% general partnership interest in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

                  The Operating Partnership and Solomons Beacon Inn Limited Partnership, a Maryland limited partnership (the "Subsidiary Partnership"), currently own interests in nine hotels and the associated personal property (the "Hotels"). The Operating Partnership owns eight of the Hotels directly and the Subsidiary Partnership owns the remaining Hotel. The Operating Partnership owns a 99% general partnership interest, and the Company owns a 1% limited partnership


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Humphrey Hospitality Trust, Inc.
November 21, 1996

Page 2

interest, in the Subsidiary Partnership. The Operating Partnership and the Subsidiary Partnership lease each of the Hotels to Humphrey Hospitality Management, Inc., a Maryland corporation (the Lessee"), pursuant to substantially similar operating leases (collectively, the "Leases"). The Lessee entered into substantially similar management agreements (collectively, the "Management Agreements") with Humphrey Hotels, Inc., a Maryland corporation (the "Operator"), pursuant to which the Operator operated and managed the Hotels on behalf of the Lessee until early 1996, when the Lessee terminated the Management Agreements and began operating and managing the Hotels.

                  The Operating Partnership is in the process of developing one additional hotel (the "Development Hotel"). Upon the completion of the Development Hotel, the Operating Partnership plans to enter into a lease agreement with the Lessee with respect to the Development Hotel that is substantially similar to the Leases, except that the Lessee will pay to the Operating Partnership a fixed lease payment.

                  In connection with the opinions rendered below, we have examined the following:

                  1. the Company's Amended and Restated Articles of Incorporation, as filed with the Secretary of State of the Commonwealth of Virginia on November 22, 1994;

                  2.       the Company's Bylaws;

                  3. the prospectus contained as part of the Registration Statement (the "Prospectus");

                  4. the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated
November 29, 1994 (the "Operating Partnership Agreement"), among the Company, as general partner, and James I.
Humphrey, Jr. and Humphrey Associates, Inc., a Maryland corporation ("Humphrey Associates"), as limited partners;

                  5. the First Amendment to the Operating Part-nership Agreement, dated July 20, 1995, among the Company, as general partner, and James I. Humphrey, Jr., Humphrey
Associates, and Farmville Lodging Associates, LLC, a Mary-land limited liability company, as limited partners;


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Humphrey Hospitality Trust, Inc.
November 21, 1996

Page 3

                  6. the First Amended and Restated Agreement of Limited Partnership of the Subsidiary Partnership, dated
November 29, 1994 (the "Subsidiary Partnership Agreement"), among the Operating Partnership, as general partner, and the Company, as limited partner;

                  7.       the Leases;

                  8.       the Management Agreements; and

                  9. such other documents as we have deemed neces-sary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

                  1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

                  2. during its taxable year ending December 31, 1996 and subsequent taxable years, the Company, the Operating Partnership, and the Subsidiary Partnership have operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

                  3. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

                  4. each partner of the Operating Partnership and the Subsidiary Partnership (a "Partner") that is a corporation or other entity, other than the Company, has a valid legal existence;


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Humphrey Hospitality Trust, Inc.
November 21, 1996

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                  5. each Partner has full power, authority, and legal right to enter into and perform the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreement and the transactions contemplated thereby; and

                  6. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

                  For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus. Consequently, we have relied on your representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1994 and December 31, 1995, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended Decem-ber 31, 1996, and in the future; and


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Humphrey Hospitality Trust, Inc.
November 21, 1996

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                  (b) the descriptions of the law and the legal conclusions
         contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1996 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  The foregoing opinions are limited to the U.S.
federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax


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Humphrey Hospitality Trust, Inc.
November 21, 1996
Page 6

matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                     Very truly yours,

                                                     /s/ Hunton & Williams